                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (AMENDMENT NO. 13)

                    Under the Securities Exchange Act of 1934



                                 AutoZone, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   053332-10-2
        ----------------------------------------------------------------
                                 (CUSIP Number)

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 17, 2001
        ----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), (f) or (g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       ESL Partners, L.P.
                       22-2875193
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             13,298,753
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           13,298,753
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Bermuda
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             3,011,389
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           3,011,389
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       ESL Institutional Partners, L.P., a Delaware limited partnership
                       06-1456821
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             447,990
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           447,990
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------


(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       ESL Investors, L.L.C., a Delaware limited liability
                       company
                       13-4095958
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             1,521,365
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           1,521,365
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------


(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Acres Partners, L.P., a Delaware limited partnership 06-1458694
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             7,946,213
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           7,946,213
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Marion Partners, L.P., a Delaware limited partnership 06-1527654
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             1,124,840
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           1,124,840
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Blue Macaw Partners, L.P., a Delaware limited partnership 06-1573985
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       WC
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             488,350
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           488,350
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

----------------------------
CUSIP No.  053332-10-2
----------------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Edward S. Lampert
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS

                       OO
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) OR 2(e)                                          [ ]

                       N/A
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       U.S.
--------------------------------------------------------------------------------
                                      7      SOLE VOTING POWER

                                             2,489
            NUMBER OF                -------------------------------------------
             SHARES                   8      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH                   -------------------------------------------
           REPORTING                  9      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           2,489
                                     -------------------------------------------
                                     10      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
     11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            27,841,389
--------------------------------------------------------------------------------
     12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES                                                           [ ]

            N/A
--------------------------------------------------------------------------------
     13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.83% (1)
--------------------------------------------------------------------------------
     14     TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

(1) Based on 107,807,339 shares of common stock issued and outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001.

         This Amendment No. 13 to Schedule 13D (this "Amendment") amends and supplements the Schedule 13D (as previously amended) filed by ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), ESL Investors, LLC, a Delaware limited liability company ("Investors"), Acres Partners, L.P., a Delaware limited partnership ("Acres"), Marion Partners, L.P., a Delaware limited partnership ("Marion"), Blue Macaw Partners, L.P., a Delaware limited partnership ("Blue Macaw") and Edward S. Lampert, a U.S. citizen ("Mr. Lampert"), by furnishing the information set forth below. ESL, Limited, Institutional, Investors, Acres, Marion, Blue Macaw and Mr. Lampert are collectively defined in this Amendment as the "Filing Persons." Unless set forth below, all previous Items are unchanged. Capitalized terms used herein which are not defined herein have the meanings given to them in the
Schedule 13D previously filed with the Securities and Exchange Commission.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended as follows:

         Mr. Lampert, a director of the Issuer, owns an aggregate of 2,489 Shares, which he received directly from the Issuer pursuant to the Issuer's director compensation plan.

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended as follows:

         From December 7, 2001 through December 18, 2001, the Filing Persons sold 1,501,000 Shares in the aggregate in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), provided by Rule 144 ("Rule 144"). Following these transactions, the Filing Persons continue to hold 27,841,389 Shares which is approximately 25.83% of the shares outstanding as of October 15, 2001 as disclosed in the Issuer's Annual Report on Form 10-K for the fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001. Following these transactions, the Filing Persons are entitled to vote 19,444,066 shares or 18.04% of the shares which were reported as outstanding as of October 15, 2001.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended in its entirety as follows:

         (a) Pursuant to that certain Joint Filing Agreement, entered into by and among the Filing Persons, dated as of January 29, 2001 (incorporated herein by reference to Exhibit 1 to Amendment No. 7 to Schedule 13D, filed on January 29, 2001), each of ESL, Limited, Institutional, Investors, Acres, Marion, Blue Macaw and Mr. Lampert may be deemed to beneficially own 27,841,389 Shares (which is approximately 25.83% of the Shares outstanding as of October 15, 2001, as disclosed in the Issuer's Annual Report on Form 10-K for the fiscal year ended August 25, 2001, filed with the SEC on November 16, 2001).

         (b)

                                                   Sole             Shared              Sole               Shared
                                                  Voting            Voting           Dispositive        Dispositive
                                                  Power              Power              Power              Power
                                              ---------------     ------------     ----------------    ---------------
ESL Partners, L.P.                                13,298,753           0                13,298,753           0
ESL Limited                                        3,011,389           0                 3,011,389           0
ESL Institutional Partners, L.P.                     447,990           0                   447,990           0
ESL Investors, L.L.C.                              1,521,365           0                 1,521,365           0
Acres Partners, L.P.                               7,946,213           0                 7,946,213           0
Marion Partners, L.P.                              1,124,840           0                 1,124,840           0
Blue Macaw Partners, L. P.                           488,350           0                   488,350           0
Edward S. Lampert                                      2,489           0                     2,489           0

         (c) Since the most recent filing on Schedule 13D, the only transactions in the Shares by Mr. Lampert were an additional 124 Shares issued to Mr. Lampert pursuant to Mr. Lampert's role as a director of the Issuer since December 9, 1999, and pursuant to the Issuer's director compensation plan. Since the most recent filing on Schedule 13D, there have been no transactions in the Shares by any of the Filing Persons, other than as set forth in this Item 5 and in Schedule A attached hereto and incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

Date: December 18, 2001

                                 ESL PARTNERS, L.P.

                                 By: RBS Partners, L.P., its general partner
                                 By: ESL Investments, Inc., its general partner


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                Edward S. Lampert
                                                Chairman

                                ESL LIMITED

                                By:  ESL Investment Management, LLC, its
                                     investment manager


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                                ESL INSTITUTIONAL PARTNERS, L.P.

                                By: RBS Investment Management, LLC, its general partner


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                                ESL INVESTORS, L.L.C.

                                By:  RBS Partners, L.P., its manager
                                By:  ESL Investments, Inc., its general partner


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                 Edward S. Lampert
                                                 Chairman

                            ACRES PARTNERS, L.P.

                            By:      ESL Investments, Inc., its general partner


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                 Edward S. Lampert
                                                 Chairman


                            MARION PARTNERS, L.P.

                            By:      ESL Investments, Inc., its general partner


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                 Edward S. Lampert
                                                 Chairman


                            BLUE MACAW PARTNERS, L.P.

                            By:      ESL Investments, Inc., its general partner


                                     By:  /s/ Edward S. Lampert
                                          --------------------------------------
                                                 Edward S. Lampert
                                                 Chairman



                            /s/ Edward S. Lampert
                            -----------------------------------
                            EDWARD S. LAMPERT

                                   SCHEDULE A

              TRANSACTIONS IN THE SHARES IN THE PAST SIXTY DAYS OR
                  SINCE THE MOST RECENT FILING OF SCHEDULE 13D


IN THE PAST 60 DAYS OR SINCE THE MOST RECENT FILING OF SCHEDULE 13D BY THE FILING PERSONS, THE ONLY TRANSACTIONS IN THE SHARES BY ESL WERE:

                                                    Shares              Price
                       Date of Sale                  Sold              Per Share
                  ------------------------       -------------     ----------------
                         12/07/01                      26,000             $ 76.769
                         12/10/01                     161,859               74.330
                         12/11/01                      45,336               73.692
                         12/12/01                       3,500               73.807
                         12/12/01                     129,101               73.199
                         12/13/01                     203,206               73.836
                         12/14/01                      20,500               73.000
                         12/14/01                      17,109               73.506
                         12/17/01                      99,983               73.566
                         12/18/01                      63,445               73.937
                         12/18/01                     118,577               74.000


IN THE PAST 60 DAYS OR SINCE THE MOST RECENT FILING OF SCHEDULE 13D BY THE FILING PERSONS, THE ONLY TRANSACTIONS IN THE SHARES BY LIMITED WERE:

                                                    Shares              Price
                       Date of Sale                  Sold              Per Share
                  ------------------------       -------------     ----------------
                         12/10/01                      28,525             $ 74.330
                         12/11/01                       6,809               73.692
                         12/12/01                      20,667               73.199
                         12/13/01                      31,832               73.836
                         12/14/01                       5,969               73.506
                         12/17/01                      15,712               73.566
                         12/18/01                       9,962               73.937
                         12/18/01                      18,557               74.000


IN THE PAST 60 DAYS OR SINCE THE MOST RECENT FILING OF SCHEDULE 13D BY THE FILING PERSONS, THE ONLY TRANSACTIONS IN THE SHARES BY INSTITUTIONAL WERE:

                                                    Shares              Price
                       Date of Sale                  Sold              Per Share
                  ------------------------       -------------     ----------------
                         12/10/01                       5,247             $ 74.330
                         12/11/01                       1,241               73.692
                         12/12/01                       3,728               73.199
                         12/13/01                       5,777               73.836
                         12/14/01                       1,027               73.506
                         12/17/01                       2,878               73.566
                         12/18/01                       1,755               73.937
                         12/18/01                       3,354               74.000

IN THE PAST 60 DAYS OR SINCE THE MOST RECENT FILING OF SCHEDULE 13D BY THE FILING PERSONS, THE ONLY TRANSACTIONS IN THE SHARES BY ACRES WERE:

                                                    Shares              Price
                       Date of Sale                  Sold              Per Share
                  ------------------------       -------------     ----------------
                         12/10/01                      82,869             $ 74.330
                         12/11/01                      22,614               73.692
                         12/12/01                      66,504               73.199
                         12/13/01                     116,885               73.836
                         12/14/01                      18,895               73.506
                         12/17/01                      50,227               73.566
                         12/18/01                      31,838               73.937
                         12/18/01                      59,512               74.000